Exhibit 10.31(a)

CONFIDENTIAL

July 16, 2019

Ms. Lesley Evancho
5115 Karrington Drive
Gibsonia, PA 15044

Dear Ms. Evancho:

Please accept this letter as a personal invitation to join our team and an official offer of at-will employment as Chief Human Resources Officer in our Pittsburgh office, reporting to Toby Z. Rice, President and Chief Executive Officer.

Please carefully review the following sections of this letter, as they delineate the conditions of our offer. This offer is contingent upon action by the Board of Directors of EQT Corporation to elect you to the position identified above and your successful completion of a mandatory drug screen, background check, our Director and Officer Questionnaire, and execution and delivery of the Non-Compete Agreement referenced below. If you have questions about these pre-employment evaluations, please contact Tramaine Hendricks at 412-553-5861.

Base Salary
Your beginning bi-weekly base salary will be $12,000.00. This is equivalent to $312,000.00 annually. Future adjustments in base salary, if any, are generally made by the Management Development and Compensation Committee (“the MDCC”) of the EQT Corporation Board of Directors in conjunction with our annual performance review process.

Short-Term (or Annual) Incentive Compensation
In addition to your base salary, EQT Corporation (“EQT” or “Company”) offers incentive compensation under the EQT Corporation Executive Short-Term Incentive Plan or other similar short-term incentive plan which may be adopted by the MDCC from time to time (“ESTIP”). You will be eligible to participate in the ESTIP for calendar year 2019 on a pro rata basis (i.e., pro rata for the portion of the 2019 calendar year beginning on the date you commence employment with EQT and ending December 31, 2019) subject to approval of the MDCC and each year thereafter that the ESTIP is offered, provided you are otherwise eligible for the ESTIP in accordance with its terms.  Your 2020 target will be $214,500.00 (which amount also represents your full-year 2019 target, of which you will be eligible for a pro rata portion, as noted above, subject to MDCC approval). Your ESTIP target for future years will be established by the MDCC.

Signing Bonus
Up your commencement of employment with EQT and subject to approval by the MDCC, you will be eligible for a $80,000.00 signing bonus. This signing bonus will be paid in the first pay period following the MDCC approval. If you terminate your employment with EQT prior to your first year anniversary, you will be required to repay the signing bonus in full.

EQT Corporation | EQT Plaza | 625 Liberty Avenue | Suite 1700 | Pittsburgh, PA 15222
T 412.553.5712 | F 412.553.5722 | www. eqt.com

Ms. Lesley Evancho
July 16, 2019

Long-Term Incentive Plan
Upon your commencement of employment with EQT or shortly thereafter and execution of the Non-Compete Agreement, you will receive a long-term incentive award consisting of time-based restricted shares valued at $1,014,000.00.

The long-term incentive awards described above will be governed by the EQT Corporation 2019 Long-Term Incentive Plan, the related Program documents and the participant award agreements.  The actual number of shares granted will be determined using the closing price of EQT stock on the grant date, rounded up to the next 10 shares. Your long-term incentive award for future years will be established by the MDCC.

Equity Ownership Guidelines
Consistent with the goal of driving long-term value creation for shareholders, the Company’s equity ownership guidelines require significant equity ownership by our executive officers. Qualifying holdings include EQT stock owned directly, EQT shares held in the Company’s 401(k) plan, time-based restricted stock and units, and performance-based awards for which only a service condition remains, but do not include other performance-based awards or options. Although mandatory, there is no deadline for achieving the ownership guidelines and executives are not required to purchase EQT stock to meet the ownership guidelines. The net shares acquired through incentive compensation plans (through the exercise of options, the vesting of restricted stock or similar) must be retained if an executive has not satisfied his or her target. An executive’s failure to meet the equity ownership guidelines may influence an executive’s mix of cash and non-cash compensation. Executives are not permitted to pledge their EQT equity and are not permitted to hedge or otherwise invest in derivatives involving EQT stock.

All executive officers, other than the CEO, currently have a three times base salary equity ownership requirement.

Confidentiality, Non-Solicitation and Non-Competition Agreement
This offer is conditioned upon you executing the enclosed Confidentiality, Non-Solicitation and Non-Competition Agreement (“Non-Compete Agreement”).

Work Schedule Options
In order to provide employees with a way to maintain work/life balance, EQT has two work schedule options - a 9/80 work schedule and a traditional 8-hour day/5 days per week option. Under the 9/80 work schedule, during the standard 80-hour pay period employees work eight 9-hour days (Monday through Thursday) and one 8-hour day (Friday), with a tenth day off (alternate Friday).

Initially, you will work the traditional work schedule until you make a selection and discuss it with your supervisor. Detailed information on these work schedule options, holidays and vacation will be covered in orientation. You will have 31 days to make your schedule selection.

Employee Benefits
You will have the opportunity to participate in such group medical, dental, life and disability insurance plans, retirement and savings plans and other fringe benefit programs as are available generally to employees of the Company, and as may be amended from time-to-time.

Ms. Lesley Evancho
July 16, 2019

Vacation and Holidays
Your annual vacation entitlement will be 240 hours, which will be prorated for the first year based upon full months worked. Additionally, EQT presently observes certain paid holidays.

Director and Officer Questionnaire
A copy of our Director and Officer Questionnaire is attached as well as a limited Power of Attorney document for Section 16 related matters. Please complete the questionnaire and power of attorney documents and return them to me as soon as possible, as certain of the information is required to be filed with the United States Securities and Exchange Commission. Please also provide me with your SEC CIK and CCC code for your time as a Section 16 officer for any previous employers. Please let me know if you do not have SEC codes so that we are able to start the application process.

Contingency Matters
This offer and your continued employment with EQT are contingent upon the following:

•	Action by the Board of Directors of EQT Corporation and EQT’s Committees to elect you to the positions identified above;

•	In accordance with the Federal Immigration Reform and Control Act of 1986, you are required to provide EQT with verification of your identity and eligibility to work in the United States; and

•
Submitting to and successfully completing all pre-employment assessments including a drug screen, background check, our Director and Officer Questionnaire, and execution and delivery of the Non-Compete Agreement.

The benefits described above are subject to review and modification by the MDCC or by EQT when those changes are applicable to all employees.

We anticipate your tentative starting date to be no later than August 5, 2019.

Please understand that employment with EQT is at-will, which means that either you or the Company can terminate the employment relationship at any time, with or without cause. This employment-at-will relationship cannot be changed except by a written agreement approved by the MDCC and signed by an authorized officer of the Company.

If you have any questions regarding this offer, please contact me at 412.553.5740. Should you accept, you must also complete and return the attached Non-Compete Agreement to me via e-mail in the form of a .pdf to djsmith@eqt.com.

With your acceptance, you confirm that you are not currently bound by or subject to any confidentiality or non-competition agreement with a previous employer that you have not previously disclosed to us and, if in writing, provided a copy to us.

EQT's onboarding process is administered through an online application called Taleo Onboard. Once we receive your signed offer letter, you will receive an e-mail from Taleo Onboard with details to set up your username and password. Please log-on to Taleo Onboard immediately to complete your profile, post-

Ms. Lesley Evancho
July 16, 2019

offer employment questionnaire and background check release forms. Until these forms have been completed, we cannot initiate your mandatory pre-employment assessments. If you experience any problems using Taleo Onboard, please send an email to onboarding@eqt.com or contact Tramaine Hendricks at 412-553-5861.

This offer expires on July 19, 2019.

Confidentiality
This letter is confidential, and its contents are intended solely for review by you and your counsel. You should not disclose, and you will advise your counsel not to disclose, this letter’s contents or the fact of its existence to any third party without our prior written consent. You understand that action by the board of EQT to elect you as an officer may require a public announcement by the Company. Except as may be required by law or stock exchange rule, the disclosure of this offer and your acceptance, if any, to any third party other than your counsel and our representatives subject to an appropriate confidentiality obligation, will be mutually agreed upon and coordinated.

Please return one copy of this letter with your signature indicating your acceptance or rejection of this offer, and the terms and conditions contained herein, to me. If you have any questions, please contact me directly.

Sincerely,

/s/ David J. Smith

David Smith
Senior Vice President, Human Resources

I Accept / Reject (circle) the Company’s offer of employment and the terms and conditions set forth herein:

/s/ Lesley Evancho	7/22/2019
Lesley Evancho	Date